EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2024 Results

SUNNYVALE, Calif., Jan. 25, 2024 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2023.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Net revenues	$5,318	$5,708	$6,447	$16,613	$24,309
Gross margin (%)	55.9%	54.7%	57.5%	55.2%	60.4%
Operating expenses	$9,660	$7,214	$8,495	$25,082	$26,609
Operating loss	($6,685)	($4,093)	($4,789)	($15,917)	($11,936)
Net loss	($6,601)	($4,055)	($4,812)	($15,766)	($12,016)
Net loss per share, diluted	($0.26)	($0.16)	($0.20)	($0.63)	($0.49)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “GSI achieved several key milestones this past quarter. First, radiation testing performed in November showed Gemini-I can meet the radiation tolerance needs of satellite compute-in-space applications. We are pursuing several opportunities in this market. Second, we completed the Gemini-II tape out and will evaluate the initial spin soon. Sampling is targeted for the second half of calendar year 2024, with potential alpha deployments by year-end. Third, we shipped radiation-hardened SRAMs for two new programs, and finally, we received a second SBIR Direct-to-Phase II contract in the amount of $1.1 million for Gemini-II.”

Mr. Shu continued, “Recently published research by Cornell University demonstrated the unique efficiency of our Gemini-I APU for accelerating location filtering in DNA mapping. Leveraging the APU's massively parallel in-memory scalable architecture in a server, researchers achieved up to 6X faster processing than a CPU. These results highlight the potential of our technology to transform genomics and other data-intensive applications, such as medical data analysis, search, security, and more. The versatility of our APU architecture has the potential to unlock multi-billion-dollar market opportunities across industries that rely on rapid bit-wise data matching and comparisons."

Commenting on the third quarter results and fourth quarter of fiscal 2024 outlook, Mr. Shu stated, “Third quarter revenue was at the low end of our guidance, and gross margin was at the mid-point of our guidance. An infrequent $2.4 million charge for a pre-production mask set for Gemini-II increased operating expenses for the quarter and contributed to a higher operating loss compared to the second quarter of fiscal 2024. For the fourth quarter of fiscal year 2024, we anticipate net revenues in a range of $4.8 million to $5.4 million, with gross margin of approximately 55% to 57%.”

Third Quarter Fiscal Year 2024 Summary Financials

The Company reported a net loss of ($6.6 million), or ($0.26) per diluted share, on net revenues of $5.3 million for the third quarter of fiscal 2024, compared to a net loss of ($4.8 million), or ($0.20) per diluted share, on net revenues of $6.4 million for the third quarter of fiscal 2023 and a net loss of ($4.1 million), or ($0.16) per diluted share, on net revenues of $5.7 million for the second quarter of fiscal 2024. Gross margin was 55.9% compared to 57.5% in the prior year period and 54.7% in the preceding second quarter. The changes in gross margin were primarily due to changes in product mix and volume sold in the three periods.

In the third quarter of fiscal 2024, sales to Nokia were $807,000, or 15.2% of net revenues compared to $1.3 million, or 20.0% of net revenues, in the same period a year ago and $1.2 million, or 20.3% of net revenues in the prior quarter. Military/defense sales were 28.2% of third quarter shipments compared to 26.2% of shipments in the comparable period a year ago and 34.8% of shipments in the prior quarter. SigmaQuad sales were 46.9% of third quarter shipments compared to 45.2% in the third quarter of fiscal 2023 and 55.8% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2024 were $9.7 million, compared to $8.5 million in the third quarter of fiscal 2023 and $7.2 million in the prior quarter. Research and development expenses were $7.0 million, compared to $5.5 million in the prior year period and $4.7 million in the prior quarter. Selling, general and administrative expenses were $2.7 million in the quarter ended December 31, 2023 compared to $3.0 million in the prior year quarter and $2.5 million in the previous quarter.

Third quarter fiscal 2024 operating loss was ($6.7 million) compared to ($4.8 million) in the prior year period and an operating loss of ($4.1 million) in the prior quarter. Third quarter fiscal 2024 net loss included net interest and other income of $155,000 and a tax provision of $71,000, compared to net interest and other income of $61,000 and a tax provision of $84,000 for the same period a year ago. In the preceding second quarter, net loss included net interest and other income of $71,000 and a tax provision of $33,000.

Total third quarter pre-tax stock-based compensation expense was $649,000 compared to $655,000 in the comparable quarter a year ago and $676,000 in the prior quarter.

At December 31, 2023, the Company had $21.6 million in cash and cash equivalents, compared to $30.6 million in cash, cash equivalents and short-term investments at March 31, 2023. Working capital was $23.1 million as of December 31, 2023 versus $34.7 million at March 31, 2023, with no debt. Stockholders’ equity as of December 31, 2023 was $39.6 million compared to $51.4 million as of the fiscal year ended March 31, 2023.

Conference Call

GSI Technology will announce financial results for its third fiscal quarter ended December 31, 2023 after the market close on Thursday, January 25, 2024. Management will also conduct a conference call to review the Company's third quarter financial results and its current outlook for the fourth quarter of fiscal 2024 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) on that same day.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13743563. The call will also be streamed live via the internet at https://ir.gsitechnology.com/.

A replay will be available from January 25, 2024 at 7:30 p.m. Eastern Time through February 1, 2024 at 11:59 p.m. Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13743563. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant semiconductor products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, military conflicts, significant fluctuations in energy prices and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2023	2023	2022	2023	2022

Net revenues	$5,318	$5,708	$6,447	$16,613	$24,309
Cost of goods sold	2,343	2,587	2,741	7,448	9,636

	2,975	3,121	3,706	9,165	14,673

Operating expenses:

Research & development	6,976	4,691	5,529	16,871	18,543
Selling, general and administrative	2,684	2,523	2,966	8,211	8,066
Total operating expenses	9,660	7,214	8,495	25,082	26,609

Operating loss	(6,685)	(4,093)	(4,789)	(15,917)	(11,936)

Interest and other income, net	155	71	61	306	101

Loss before income taxes	(6,530)	(4,022)	(4,728)	(15,611)	(11,835)
Provision for income taxes	71	33	84	155	181
	($6,601)	($4,055)	($4,812)	($15,766)	($12,016)

Net loss per share, basic	($0.26)	($0.16)	($0.20)	($0.63)	($0.49)
Net loss per share, diluted	($0.26)	($0.16)	($0.20)	($0.63)	($0.49)

Weighted-average shares used in
computing per share amounts:

Basic	25,256	25,161	24,621	25,094	24,566
Diluted	25,256	25,161	24,621	25,094	24,566

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2023	2023	2022	2023	2022

Cost of goods sold	$51	$57	$54	$175	$163
Research & development	325	369	328	1,080	1,069
Selling, general and administrative	273	250	272	890	722
	$649	$676	$654	$2,145	$1,954

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2023	March 31, 2023
Cash and cash equivalents	$21,575	$27,212
Short-term investments	0	3,363
Accounts receivable	2,377	3,471
Inventory	5,504	6,415
Other current assets	2,079	1,414
Net property and equipment	6,916	7,423
Other assets	10,604	10,578
Total assets	$49,055	$59,876

Current liabilities	$8,420	$7,202
Long-term liabilities	1,051	1,302
Stockholders' equity	39,584	51,372
Total liabilities and stockholders' equity	$49,055	$59,876